HII Technologies, Inc.

HII Technologies Announces Year end 2011 Financial Results

Balance sheet total debt reduced by approximately $9.6 million in 2011 from proceeds of asset sale

Houston, Texas, March 05, 2012—HII Technologies, Inc. (OTCBB: HIIT), a development-stage energy services company located in Houston, Texas announced its 2011 year end unaudited financial results.

For the year 2011, HII’s balance sheet showed significant improvement from resulting from the sale of our operating subsidiary’s assets in May 2011 for approximately $7.625 million.  As a result, the Company’s 2010 financial statements have been stated as discontinued operations for the operations of subsidiary.

The proceeds of this asset sale were used to pay off debt, taxes, organize a new operating focus in energy services and the professional fees associated with bringing the Company’s SEC filings to a fully reporting status. The Company retained approximately $300,000 in cash after payment of indebtedness and professional fees.

The Company booked a profit of approximately $8,154,000 or $.23 (twenty-three cents) per diluted share for the fiscal year ending December 31, 2011, as compared to, a loss of $3,173,000, or (.11) per diluted share, for the fiscal year end 2010. The gain during the year ended December 31, 2011 was attributable to the sale of substantially all the assets of our valve product line and associated intellectual property in May 2011.   The total liabilities decreased by about $9,791,000, from approximately $9,852,000 for the fiscal year end of 2010, to approximately $61,000 for the fiscal year end 2011. Stockholder’s equity has increased from a negative $7,811,000 at the end of 2010 to a positive $112,000 at end of fiscal 2011.  The Company currently anticipates filing its Annual Report for 2011 on Form 10-K including its audited financial data on or about March 30, 2012 and does not expect any significant changes from the financial results reported herein.

The Company’s CEO, Matt Flemming stated, “We are excited to be a virtually debt free company with a much stronger balance sheet at a time when energy activity levels in the market place are increasing”. Mr. Flemming continued, “HII Technologies’ business strategy is to utilize its relationships in the energy services market to acquire, license and/or develop new energy related technologies including potential down hole tools used in the drilling and production of hydrocarbons”.

About HII Technologies, Inc.

HII Technologies, Inc. is a Houston, Texas based development stage energy field services company which is focused in pursuing technologies used in drilling and production of hydrocarbons via licensing, acquiring and/or developing products and services including down hole tools.  We entered the development stage on May 10, 2011 upon the consummation of the sale of substantially all of the assets of KMHVC, Inc. (f/k/a Hemiwedge Valve Corporation), our wholly owned valve design and production subsidiary.  HII Technologies changed its name August 2011 in connection with selling the name and assets of the Hemiwedge technology it had previously licensed and developed.

Forward-Looking Statements

This document contains discussion of items that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurances that its expectations will be achieved. Factors that could cause actual results to differ from expectations include, but are not limited to, development stage company risks, difficulties in obtaining capital, difficulties in identifying products or services that will meet customer’s needs, limited personnel, volatility of the energy business and its effects on the Company's business, difficulties in new technology acceptance within the energy industry, political and economic global supply chain risk, general economic conditions in markets in which we do business, extensive environmental and workplace regulation by federal and state agencies, and other general risks related to its common stock, and other uncertainties and business issues that are detailed in its filings with the Securities and Exchange Commission. All information provided in this release and in the attachments is as of March 05, 2012 and the Company undertakes no duty to update this information.

CONTACT:  Matt Flemming, HII Technologies, Inc. +1-713-821-3157.